Exhibit (a) (2)

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FACTORETF TRUST”, CHANGING ITS NAME FROM “FACTORETF TRUST” TO

“FACTORSHARES TRUST”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2009, AT 2:26 O’CLOCK P.M.

State of Delware Secretary of State Division of Coroporations Delivered 02:26 PM 09/24/2009 Filed 02:26 PM 09/24/2009 SRV 090882506 - 4705410 FILE

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF TRUST
OF
FACTORETF TRUST

The undersigned certifies that:

1.	The name of the statutory trust is Factor ETF Trust (the “Statutory Trust”).

2.	The amendment to the Certificate of Trust of the Statutory Trust set forth below (the “Amendment”) has been duly authorized by the Board of Trustees of the Statutory Trust.

The first Article of the Certificate of Trust is hereby amended to read as follows:

“FIRST:  The name of the statutory trust formed hereby is the FactorShares Trust.”

3.	This Certificate of Amendment to the Certificate of Trust of the Statutory Trust shall become effective upon filing with the Office of the Secretary of State of the State of Delaware.

4.
The Amendment is made pursuant to the authority granted to the Trustees of the Statutory Trust under section 3810(b) of the Delaware Statutory Trust Act and pursuant to the authority set forth in the governing instrument of the Statutory Trust.

IN WITNESS WHEREOF, the undersigned, being a Trustee of the Statutory Trust, has duly executed this Certificate of Amendment this 24th day of September, 2009.